Exhibit 10.3

Execution Version

FIFTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT

Parties:

“CoBank”:	CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111

“Borrower”:	CHS Inc. 5500 Cenex Drive Inver Grove Heights, Minnesota 55077

“Syndication Parties”:	The entities named below on the signature pages

Execution Date:	September 4, 2015

Recitals:

A.  CoBank, in its capacity as Administrative Agent (“Administrative Agent”) and as a Syndication Party, the Syndication Parties signatory thereto (collectively with any Persons who have become or who become Syndication Parties, “Syndication Parties”), and Borrower have entered into that certain Credit Agreement (10 Year Term Loan) dated as of December 12, 2007 (as amended pursuant to that certain First Amendment to Credit Agreement dated as of May 1, 2008, as further amended pursuant to that certain Second Amendment to Credit Agreement dated as of June 2, 2010, as further amended pursuant to that certain Third Amendment to Credit Agreement dated as of September 27, 2011, as further amended pursuant to that certain Fourth Amendment to Credit Agreement dated as of June 26, 2013, and as further amended, modified, or supplemented from time to time, the “Credit Agreement”), pursuant to which the Syndication Parties have extended certain credit facilities to Borrower under the terms and conditions set forth in the Credit Agreement.

B.  As of the date hereof, an Event of Default may have occurred and be continuing under each of (i) Section 12.1(d) due to Borrower failing to provide notice of an Event of Default under Section 9.2.3 and (ii) Section 12.1(e) (such defaults collectively referenced herein as the “Existing Defaults”) due to events of default under each of (a) the Note Purchase Agreement dated as of October 18, 2002, whereby the Borrower issued and sold (1) $115,000,000 of its 4.96% Series D Senior Notes due October 18, 2012 and (2) $60,000,000 of its 5.60% Series E Senior Notes due October 18, 2017; (b) the Note Purchase Agreement dated as of October 4, 2007, whereby Borrower issued and sold $400,000,000 of its 6.18% Series I Senior Notes due October 4, 2017; (c) the Note Purchase and Private Shelf Agreement dated as of April 13, 2004, whereby the Borrower issued and sold (1) $15,000,000 of its 4.08% Series F Senior Notes due April 13, 2010 and (2) $15,000,000 of its 4.39% Series G Senior Notes due April 13, 2011 and (d) the Master Note Purchase Agreement dated as of June 9, 2011, whereby Borrower issued and sold (1) $130,000,000 of its 4.08% Series L Senior Notes due June 9, 2019, (2) $160,000,000 of

its 4.25% Series M Senior Notes due June 9, 2021, (3) $130,000,000 of its 4.67% Series N Senior Notes due June 9, 2023 and (4) $80,000,000 of its 4.82% Series O Senior Notes due June 9, 2026 (collectively, the “Notes”), resulting from (v) Borrower permitting CHS Agronegocio Industria e Comericio Ltda. (“CHS Brazil”) to become obligated under a Primary Bank Facility (as defined in the Notes) pursuant to that certain Pre-Export Credit Agreement, dated as of September 24, 2013, among CHS Brazil, Borrower, Crédit Agricole Corporate and Investment Bank, as administrative agent and the syndication parties thereto, without such Subsidiary contemporaneously providing a guaranty of the Notes, (w) Borrower permitting CHS Brazil to become obligated under a Primary Bank Facility pursuant to a series of Credit Agreements between CHS Brazil and Itau Unibanco Holding S.A. or its affiliates without such Subsidiary contemporaneously providing a guaranty of the Notes, (x) Borrower permitting CHS Europe S.A. to become obligated under a Primary Bank Facility pursuant to that certain Uncommitted Line of Credit Agreement dated as of March 7, 2013, between CHS Europe S.A. and Sovereign Bank, N.A., as amended, without such Subsidiary contemporaneously providing a guaranty of the Notes, (y) Borrower permitting CHS Singapore Trading Company Pte. Ltd. to become obligated under a Primary Bank Facility pursuant to that certain Facility Letter dated February 21, 2013, among CHS Singapore Trading Company Pte. Ltd., Borrower and Australia and New Zealand Banking Group Limited, as amended, without such Subsidiary contemporaneously providing a guaranty of the Notes and (z) Borrower failing to provide notice of such default in further violation of the Notes.

C.  Borrower has requested that (a) the Administrative Agent and the Syndication Parties amend certain terms of the Credit Agreement, which the Administrative Agent and the Syndication Parties are willing to do under the terms and conditions as set forth in this Fifth Amendment to Credit Agreement and (b) the Administrative Agent and the Syndication Parties waive the Existing Defaults on the terms set forth herein (the “Fifth Amendment”).

Agreement:

Now, therefore, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.              Amendments to Credit Agreement.  The Credit Agreement is amended as of the Effective Date as follows:

1.2                               Article I shall be amended by adding the following definitions (Exhibit 1.129 referenced below is attached hereto as Exhibit A):

“1.126 Additional Provision: shall have the meaning set forth in Section 14.24.

1.127 CFC:  means a Person that is a controlled foreign corporation under Section 957 of the Code.

1.128 Change of Control: means any Person or Persons acting in concert, together with the Affiliates thereof, directly or indirectly controlling or owning (beneficially or otherwise) in the aggregate more than 50% of the aggregate voting power of the issued and outstanding Voting Interests of Borrower.

1.129 Conditional Amendments:  means the proposed modifications to the provisions hereof as specifically set forth on Exhibit 1.129 attached hereto.

1.130 Material Debt Agreements:  means as to Borrower and any of its Subsidiaries, (a) its private placement debt offerings, the 2015 Term Loan Credit Agreement, the Revolving Loan Credit Agreement, the Pre-Export Credit Agreement, including any agreement entered into in connection therewith including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof in each case to the extent such financings create or evidence indebtedness for borrowed money in a principal amount outstanding or available for borrowing (whether or not committed) equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment) and (b) any other agreement or series of agreements creating or evidencing Debt the termination or breach of which could reasonably be expected to have a Material Adverse Effect (which, in the case of agreements relating to Funded Debt means any indebtedness with a principal amount outstanding or available for borrowing (whether or not committed) equal to or exceeding $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined, as of the date of the closing of such facility based on the exchange rate of such other currency));

provided, however that to the extent all Debt incurred by a Subsidiary which is a CFC under a related credit agreement does not constitute Funded Debt and is used by such CFC solely to finance inventory and receivables (or both) relating to agricultural commodities or crude products, then for so long as such Subsidiary is a CFC, for the purposes of only Section 14.24(c), such credit agreement shall not constitute a Material Debt Agreement.

1.131 Pre-Export Credit Agreement: means the Pre-Export Credit Agreement dated as of September 24, 2013 (as amended, restated, supplemented or otherwise modified) by and among CHS Agronegocio Industria e Comercio Ltda., as borrower, CHS Inc., as guarantor, Crédit Agricole Corporate and Investment Bank, as administrative agent and the syndication parties party thereto from time to time.

1.132 Significant Subsidiary: means any Subsidiary that would be a “significant subsidiary” of Borrower within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, or any group of Subsidiaries that together would constitute a Significant Subsidiary.

1.133 2015 Term Loan Credit Agreement: means the 2015 Credit Agreement (10-Year Term Loan) entered into on September 4, 2015 (as amended, restated, supplemented or otherwise modified) by and among CoBank, as lead arranger and administrative agent, the syndication parties party thereto and CHS Inc., as borrower.

1.134 Voting Interest: shall mean membership or other ownership interests in Borrower whose holders are entitled under ordinary circumstances to vote for the election of the directors of Borrower or persons performing similar functions (irrespective of whether at the time membership or other ownership interests of any other class or classes shall have or might have voting power by reasoning of the happening of any contingency).”

1.3                               Section 1.34 is deleted in its entirety and any references to “Adjusted Consolidated Equity” shall be replaced with “Consolidated Net Worth”, including in Exhibit 1.27 (Compliance Certificate) hereto.

1.4                               Section 1.53 is amended by adding the following language at the end thereof:

“For the avoidance of doubt, (w) any borrowings under a revolving credit or similar agreement where such borrowings are not used for working capital purposes would be classified as Funded Debt, (x) borrowings under a revolving credit or similar agreement where such borrowings are outstanding for less than one year and which are used for working capital purposes would not be classified as Funded Debt, (y) borrowings used for working capital purposes outstanding for one year or longer would be classified as Funded Debt and (z) current maturities of long-term debt would be classified as Funded Debt.”

1.5                               Section 1.102 is amended by replacing it in its entirety with the following:

“Revolving Loan Credit Agreement: means the 2015 Amended and Restated Credit Agreement (10-Year Revolving Loan) entered into on September 4, 2015 (as amended, restated, supplemented or otherwise modified) by and among CoBank, as joint lead arranger, administrative agent and bid agent, Wells Fargo Bank, N.A., as syndication agent, the other joint lead arrangers party thereto and CHS Inc., as borrower.”

1.6                               Section 1.124 is amended by replacing it in its entirety with the following:

“Priority Debt:  means, at any time, without duplication, the sum of (a) all then outstanding Debt of Borrower or any Consolidated Subsidiary secured by any Lien on any property of Borrower or any Consolidated Subsidiary (other than Debt secured only by Liens permitted under Section 10.3(a) through (j)), plus (b) all Funded Debt of the Consolidated Subsidiaries of Borrower, plus (c) all Debt (other than Funded Debt) of the Consolidated Subsidiaries of Borrower in the aggregate in excess of (i) for the period commencing August 31, 2015 through and including August 31, 2016, an amount equal to eleven percent (11%) of Consolidated Net Worth in the aggregate and (ii) at any time on and after September 1, 2016, an amount equal to eight percent (8%) of Consolidated Net Worth in the aggregate, in each case under clauses (i) and (ii) determined as of the last day of Borrower’s most recently ended fiscal year for which financial statements have been provided pursuant to Section 9.2.1; provided that any CHS Capital Debt in an aggregate amount not to exceed $1,000,000,000 secured only by any Lien on any CHS Capital Loan Asset will not be deemed to constitute Priority Debt.  This definition is subject to the Conditional Amendments as set forth in Section 14.25 and Exhibit 1.129 hereto.”

1.7                               Section 9.2.1 is amended by replacing the last sentence in such Section in its entirety with the following:

“Borrower shall be deemed to have complied with this Section 9.2.1 if such financial statements are delivered to the Administrative Agent by electronic transmission, or in the case of the Form 10-K, such Form 10-K is available on the EDGAR system, and an electronic copy of the signed Compliance Certificate is delivered to the Administrative Agent.”

1.8                               Section 9.2.2 is amended by replacing the last sentence in such Section in its entirety with the following:

“Borrower shall be deemed to have complied with this Section 9.2.2 if such financial statements are delivered to the Administrative Agent by electronic transmission, or in the case of the Form 10-Q, such Form 10-Q is available on the EDGAR system, and an electronic copy of the signed Compliance Certificate is delivered to the Administrative Agent.”

1.9                               Section 9.3 (Maintenance of Existence and Qualification) shall be amended by deleting the first sentence in its entirety and replacing it with the following:

“Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence in good standing under the laws of its state of organization; provided any Subsidiary of Borrower shall be permitted to dissolve, merge, consolidate with any entity, convey, transfer, or lease all or substantially all of its assets to the extent otherwise permitted under this Credit Agreement, so long as such event could not reasonably be expected to result in a Material Adverse Effect.”

1.10                        Section 9.3 (Maintenance of Existence and Qualification) shall be further amended by adding the following proviso at the end thereof:

“provided, this Section 9.3 is subject to the Conditional Amendments as set forth in Section 14.25 and Exhibit 1.129 hereto”

1.11                        Section 9.14 (Financial Covenants) shall be amended by adding the following proviso at the end thereof:

“provided, this Section 9.14 is subject to the Conditional Amendments as set forth in Section 14.25 and Exhibit 1.129 hereto.”

1.12                        Section 9.14.1 (Consolidated Funded Debt to Consolidated Cash Flow) shall be amended by replacing it in its entirety with the following:

“Borrower shall have as of the end of each Fiscal Quarter, a ratio of Consolidated Funded Debt divided by Consolidated Cash Flow, as measured on the previous consecutive four Fiscal Quarters, of no greater than 3.50 to 1.00.”

1.13                        Section 9.14.2 (Adjusted Consolidated Equity) shall be amended by replacing it in its entirety with the following:

“Borrower shall not permit the ratio of Adjusted Consolidated Funded Debt to Consolidated Net Worth to exceed .80 to 1.00, as measured at the end of each Fiscal Quarter.”

1.14                        Section 10.1 (Borrowing) shall be amended by deleting “at the time of such creation, issuance, incurrence or assumption” at the end thereof.

1.15                        Section 10.4 (Sale of Assets) shall be amended by deleting clause (c) in its entirety and replacing it with the following:

“(c) leases or sales of assets of Borrower or any Subsidiary of Borrower to any joint venture entity, of which Borrower or any Subsidiary of Borrower holds an ownership interest and shares in the earnings; provided, that the terms of any such lease or sale and the division of the joint venture’s earnings, when viewed as a whole, can be reasonably expected to generate the same or greater book earnings and cash flow for Borrower or such Subsidiary of Borrower as would be generated absent such lease or sale, and”.

1.16                        Section 12.1(e) (Events of Default) shall be amended by deleting the reference therein to $25,000,000 and replacing it with $100,000,000.

1.17                        Section 12.1(f) (Events of Default) shall be amended by adding the following language after each reference to Borrower: “or any Significant Subsidiary”.

1.18                        Section 12.1 (Events of Default) shall be amended by inserting the following new clause (j):

“(j) The occurrence of a Change of Control.”

1.19                        Section 13.8.3 (Action Without Vote) shall be amended by inserting the following clause (b):

“(b) Making modifications pursuant to Section 14.24, or evidencing the effectiveness of the Conditional Amendments as set forth in Section 14.25.”

1.20                        The following Section 14.24 (More Restrictive Covenants) shall be inserted:

“Section 14.24 More Restrictive Covenants.

(a) If at any time, Borrower or any of its Subsidiaries enters into any Material Debt Agreement (including for the avoidance of doubt the Pre-Export Credit Agreement on or prior to December 31, 2015 (or such later date as determined in the sole discretion of the Administrative Agent)) pursuant to which Borrower or such Subsidiary is required to comply with any covenant or provision that is more restrictive in any respect than the covenants and provisions contemplated in this Credit Agreement (including with respect to any provisions corresponding or similar to the provisions subject to the Conditional Amendments) (such covenant or provision, an “Additional Provision”), Borrower shall promptly give notice (except with respect to the Pre-Export Credit Agreement unless it is amended, restated, supplemented or otherwise modified after the date hereof) to the Administrative Agent and shall, at the request of the Administrative Agent, whether acting on behalf of the Syndication Parties or on the instructions of the Required Lenders, execute and deliver such amendments and/or supplements to this Credit Agreement to evidence the agreement of Borrower and its Subsidiaries and the Administrative Agent and the Syndication Parties to comply with such more restrictive covenant or provision;

(b) so long as no Potential Default or Event of Default has occurred and is continuing on the date on which any Additional Provision is amended or modified in the relevant Material Debt Agreement such that such Additional Provision is less restrictive on Borrower in a manner consistent with this Credit Agreement, any Additional Provision is removed from such Material Debt Agreement or such Material Debt Agreement shall be terminated, any Additional Provision incorporated into this Credit Agreement pursuant to this Section 14.24: (x) shall be deemed amended, modified or removed as a result of any amendment, modification or removal of such Additional Provision under such Material Debt Agreement and (y) shall be deemed deleted from this Credit Agreement at such time as such Material Debt Agreement shall be terminated and no amounts shall be outstanding thereunder; provided, that, (i) other than as provided in this Section 14.24, this Credit Agreement shall not be amended to delete any covenant, undertaking, event of default, restriction or other provision included in this Credit Agreement (other than by operation of Section 14.24(a)) or to make any such provision less restrictive on Borrower and its Consolidated Subsidiaries; and (ii) if any lender, noteholder or agent under any Material Debt Agreement is paid any remuneration as consideration for any amendment, modification or removal of such Additional Provision under such Material Debt Agreement, then such remuneration shall be concurrently paid, on the same equivalent terms, ratably to each Syndicated Party hereunder; and

(c) Borrower will not at any time permit any Subsidiary to guaranty, become a co-borrower or otherwise become obligated in respect of any Debt owing under any Material Debt Agreement unless contemporaneously such Subsidiary guaranties, or becomes similarly obligated in respect of Bank Debt, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.”

1.21                        The following Section 14.25 (Conditional Amendments) shall be inserted:

“Section 14.25 Conditional Amendments.  If the provisions (and any related definitions) of the Pre-Export Credit Agreement (including any refinancing indebtedness thereof) corresponding with the provisions set forth in Exhibit 1.129 (in each case reflecting the terms of such provisions as set forth herein without giving effect to the Conditional Amendments) (a) have not been amended in a manner acceptable to Administrative Agent on or prior to December 31, 2015 (or such later date as determined in the sole discretion of the Administrative Agent), or (b) the Pre-Export Credit Agreement has not been terminated as of such date, then such Conditional Amendments shall become effective as of such date until such time as similar amendments have been made to the Pre-Export Credit Agreement (and any refinancing indebtedness thereof) or the Pre-Export Credit Agreement has been terminated.  At the discretion of the Administrative Agent, this Credit Agreement may be amended with the consent of the Administrative Agent and Borrower to evidence the effectiveness of any Conditional Amendments that have become effective pursuant to this Section 14.25.”

2.              Waiver.  The Syndication Parties signatory hereto hereby waive the Existing Defaults.  Nothing contained herein shall be deemed a consent to or waiver of, or a commitment or obligation on the part of the Administrative Agent or any Syndication Party to any future consent to or waiver of, any other occurrence, event, action or inaction on the part of Borrower or any of its Subsidiaries that constitutes (or would constitute) a violation of, departure from or default under any covenant, condition or other obligation of Borrower or any of its Subsidiaries under the Credit Agreement or any other Loan Document.  Neither the Syndication Parties nor the Administrative Agent shall be obligated to grant future waivers or consents with respect to any provision of the Credit Agreement or any other Loan Document.  Any further waivers or consents must be specifically agreed to in writing in accordance with Section 14.11 of the Credit Agreement.

3.              Conditions to Effectiveness of this Fifth Amendment.  The effectiveness of this Fifth Amendment is subject to satisfaction, in the Administrative Agent’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied (except those that may be satisfied at a later date) shall be the “Effective Date”):

3.1                               Delivery of Executed Loan Documents.  Borrower and the Required Lenders shall have delivered to the Administrative Agent, for the benefit of, and for delivery to, the Administrative Agent and the Syndication Parties, this Fifth Amendment (or their approval thereof, in the case of Voting Participants), duly executed.

3.2                               Delivery of Waivers and other Documents.  Borrower shall have entered into simultaneously herewith (a) the Waiver to Credit Agreement with respect to that certain 2013 Credit Agreement (5-Year Revolving Loan) dated as of June 26, 2013 among CHS Inc., the syndication parties signatory thereto and CoBank, ACB as administrative agent and (b) waivers and amendments to the Notes, in each case in form and substance reasonably acceptable to the Administrative Agent.

3.3                               Representations and Warranties.  The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date.

3.4                               No Event of Default.  No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Fifth Amendment.

3.5                               Payment of Fees and Expenses.  Borrower shall have paid the Administrative Agent, by wire transfer of immediately available funds all fees and expenses presently due under the Credit Agreement (as amended by this Fifth Amendment).

4.              General Provisions.

4.1                               No Other Modifications.  The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

4.2                               Successors and Assigns.  This Fifth Amendment shall be binding upon and inure to the benefit of Borrower, Administrative Agent, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all the Syndication Parties.

4.3                               Definitions.  Capitalized terms used, but not defined, in this Fifth Amendment shall have the meaning set forth in the Credit Agreement.

4.4                               Severability.  Should any provision of this Fifth Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this Fifth Amendment and all remaining provision of this Fifth Amendment shall be fully enforceable.

4.5                               Governing Law.  To the extent not governed by federal law, this Fifth Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.

4.6                               Loan Document.  This Fifth Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

4.7                               Headings.  The captions or headings in this Fifth Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Fifth Amendment.

4.8                               Counterparts.  This Fifth Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe ® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Fifth Amendment by telefax, facsimile, or e-mail transmission of an Adobe ® file format document also shall deliver an original executed counterpart of this Fifth Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Fifth Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed as of the Effective Date.

BORROWER:

CHS INC., a cooperative corporation formed under the laws of the State of Minnesota

By:	/s/ Timothy N. Skidmore
	Name:	Timothy N. Skidmore
	Title:	Executive Vice President and
Chief Financial Officer

ADMINISTRATIVE AGENT:

COBANK, ACB

By:	/s/ Michael Tousignant
	Name:	Michael Tousignant
	Title:	Vice President

SYNDICATION PARTY:

COBANK, ACB

By:	/s/ Michael Tousignant
	Name:	Michael Tousignant
	Title:	Vice President

Exhibit A

Exhibit 1.129 of the Credit Agreement

CONDITIONAL AMENDMENTS

1.                                      The reference to “$1,000,000,000” in the definition of “Priority Debt” shall be changed to “$500,000,000”.

2.                                      Section 9.3 (Maintenance of Existence and Qualification) shall be amended by deleting the first sentence in its entirety and replacing it with the following:

“Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence in good standing under the laws of its state of organization.”

3.                                      Section 9.14.1 (Minimum Consolidated Net Worth) and Section 9.14.2 (Consolidated Funded Debt to Consolidated Cash Flow) shall be amended by adding the language “at all times and measured” immediately after “Borrower shall have”.

4.                                      Section 9.14.2 (Consolidated Funded Debt to Consolidated Cash Flow) shall be further amended by deleting “3.50” and replacing it with “3.00” (with corresponding amendments to Exhibit 1.27 (Compliance Certificate)).

5.                                      Section 9.14.3 (Adjusted Consolidated Funded Debt to Consolidated Net Worth) shall be amended by deleting it in its entirety and replacing it with the following as well as adding to Article 1 in alphabetical order the definition of “Adjusted Consolidated Equity” set forth below (with corresponding amendments to Exhibit 1B (Compliance Certificate)):

“9.14.3 Adjusted Consolidated Funded Debt to Adjusted Consolidated Equity.  Borrower shall not permit the ratio of Adjusted Consolidated Funded Debt to Adjusted Consolidated Equity to exceed at any time .80 to 1.00.”

“Adjusted Consolidated Equity:  means, with respect to Borrower and its Consolidated Subsidiaries, the amount of equity accounts, plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of Borrower and its Consolidated Subsidiaries and non-controlling interests; provided that the total amount of intangible assets of Borrower and its Consolidated Subsidiaries (including, without limitation, unamortized debt discount and expense, deferred charges and goodwill) included therein shall not exceed $30,000,000 (and to the extent such intangible assets exceed $30,000,000, they will not be included in the calculation of Adjusted Consolidated Equity); all as determined on a consolidated basis in accordance with GAAP consistently applied.”